UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2013

Staples, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17586	04-2896127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of Principal Executive Offices)	(Zip Code)

508-253-5000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 14, 2013, Staples, Inc. (“Staples”) issued $500,000,000 aggregate principal amount of 2.750% senior notes due 2018 (the “2018 Notes”) and $500,000,000 aggregate principal amount of 4.375% senior notes due 2023 (the “2023 Notes”, and collectively with the 2018 Notes, the “Notes”), in a public offering pursuant to a registration statement on Form S-3 (File No. 333-1799954) filed with the Securities and Exchange Commission. The sale of the Notes was made pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated January 7, 2013 with Barclays Capital Inc., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement. Staples received net proceeds, after underwriting fees and estimated expenses, of approximately $988.8 million.

The Notes were issued under an Indenture dated as of January 15, 2009 (the “Indenture”) among Staples, the subsidiary guarantors party thereto, and HSBC Bank USA, National Association, as trustee.

The Underwriting Agreement and the Indenture have been previously filed. The forms of 2018 Note and 2023 Note are filed as Exhibits 4.1 and 4.2 hereto, respectively.

Staples intends to use the net proceeds of from the offering of the Notes described above to fund the purchase price of up to $750,000,000 aggregate principal amount of its outstanding 9.750% Senior Notes due 2014 (the “Tender Notes”) tendered and accepted by Staples for purchase pursuant to an offer to purchase commenced on January 7, 2013 (the “Tender Offer”), including the payment of accrued interest and any applicable early tender premium.  Staples intends to use any net proceeds remaining from the offering of the Notes described above, after payment of the purchase price for the Tender Notes, including if the Tender Offer is not consummated, for general corporate purposes, which may include working capital, capital expenditures, repayment of debt, acquisitions and share repurchases. Pending final use, Staples may invest the net proceeds from the offering of the Notes in short-term, interest-bearing securities.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date: January 14, 2013	/s/ Michael T. Williams

Michael T. Williams
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of 2.750% Senior Note due 2018.

4.2	Form of 4.375% Senior Note due 2023.